Exhibit 10.1

KEY EMPLOYEE AWARD PROGRAM 2004-2006

RELIANT ENERGY, INC. 2002 LONG TERM INCENTIVE PLAN

1. 2004-2006 Program. This Key Employee Award Program (“Program”) is being adopted by the Compensation Committee (“Committee”) of the Board of Directors of Reliant Energy, Inc. (the “Company”) pursuant to and subject to the terms and conditions of the Reliant Energy, Inc. (formerly, Reliant Resources, Inc.) 2002 Long Term Incentive Plan (“Plan”).

2. Goals. The Program is intended to provide incentives to a group of key executives who can make a significant contribution to the Company’s strategic goals. The incentives will be dependent on the achievement of financial and strategic goals.

3. Relationship to the Plan. This Program is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any. To the extent any provision herein conflicts with the express terms of the Plan, the terms of the Plan shall control.

4. Definitions. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. For purposes of this Program:

“Cash Performance Unit” shall mean a Cash Award (as defined in the Plan), with each unit equal to the fair market value of one share of Common Stock on the Vesting Date (as defined in Section 7).

“Options” shall mean Nonqualified Stock Options (as defined in the Plan).

“Restricted Stock” shall mean a Stock Award (as defined in the Plan) with restrictions and subject to a vesting and performance condition as described in this Program and the Key Employee Award Agreement.

5. Eligibility and Participation. The Committee shall determine and designate the Key Employees who shall participate in this Program. Key Employees designated to participate in this Program shall not be eligible to participate in future grants under the Plan until after this Program expires at the end of the 2006 fiscal year.

6. Target Units.

(a) The awards (“Target Units”) to be granted under this program shall each consist of the following components:

(i) 68,000 Options with an exercise price equal to the Fair Market Value of the Common Stock on the Grant Date;

(ii) 16,000 shares of Restricted Stock; and

(iii) 16,000 Cash Performance Units, each of which shall be equal to the fair market value of one share of the Common Stock on the Vesting Date (as defined in Section 7).

(b) Options shall have a term of ten years from the Grant Date.

(c) Participants shall not have voting or dividend rights with respect to the Restricted Stock shares until they vest.

(d) The Committee may initially grant up to 93 Key Employee Award Units to the designated Key Employees collectively. The minimum number of Key Employee Award Units that may be granted to an individual is one and the maximum is 16.

(e) Each grant of Key Employee Award Units shall be documented in an agreement substantially in the form attached hereto as Exhibit A (“Agreement”) and subject to the terms and conditions of the Plan.

(f) Notwithstanding the foregoing, no Participant may be granted Awards consisting of Options that are exercisable for more than 1,500,000 shares of Common Stock, Restricted Stock covering or relating to more than 500,000 shares of Common Stock or Cash Performance Units having a value determined on the Grant Date in excess of $4,000,000. In the event the Committee grants an Award that exceeds the limits for Options or Restricted Stock, the excess amount shall be paid in the form of Cash Performance Units provided the payment does not exceed the Plan’s maximum dollar limitation for Cash Awards.

7. Performance Goals and Vesting.

(a) Vesting of the Target Units is subject to the Company’s attaining quantitative and qualitative performance goals measured at the end of the 2006 fiscal year. The quantitative goal measures the Company’s debt to adjusted EBITDA (reported EBIT for the year plus depreciation and amortization) ratio with performance goals of 3.5, 3.0 and 2.5. This calculation, and/or the elements thereof, shall be calculated in a manner consistent with the Company’s external earnings presentations. As such, debt will reflect the addition of off-balance sheet debt and be reduced to reflect cash balances and cash collateral postings. Adjusted EBITDA will exclude items treated as “special items” for purposes of the Company’s earnings presentation; provided, however, that any such “special items” shall be reviewed and discussed with the Audit Committee of the Board. Adjusted EBITDA will include the add-back of lease expense, net factoring expense, and/or other expenses associated with any off-balance sheet debt. Debt and adjusted EBITDA will not include the effect of any equity investments. The Committee shall also consider a qualitative assessment of market conditions as well as an assessment of the “Achieve Financial Flexibility” metrics identified in Exhibit B in determining the degree to which the quantitative measure is met. The qualitative test measures the performance of the Company in delivering superior customer value and building a great company to work for. In measuring performance, the Committee may consider any data that the Committee deems relevant to the determination of overall performance of the Company including, but not limited to, the “Deliver Superior Customer Value” and “Build a Great Company to Work For” metrics identified in Exhibit B. Payout, if any, can range from 60 percent to 140 percent. The performance components and target payout percentages are as follows:

Quantitative Performance Assessment

12/31/06 Debt/Adjusted EBITDA

		3.5	3.0	2.5
Qualitative Assessment • Delivering superior customer value • Building a great company to work for	Outstanding	100%	120%	140%	Committee discretion based on Qualitative Assessment
	Good	80%	100%	120%
	Fair	60%	80%	100%

Committee discretion based on market conditions

Notwithstanding anything in the forgoing to the contrary, the Committee shall have the authority in its sole discretion to adjust payout percentages if it determines that it would be in the Company’s best interests to do so.

(b) As soon as reasonably practicable in the first calendar quarter after the end of the Company’s 2006 fiscal year, the Committee shall meet and determine whether the quantitative and qualitative goals have been met and specify at what level the Awards shall be calculated. The date of the meeting shall be the vesting date (“Vesting Date”).

(c) In the event a Participant is no longer an employee of the Company for any reason, all unvested Awards shall be forfeited.

8. Change of Control. In the event of a Change of Control, all Awards, unless previously forfeited, shall vest immediately pro rata with partial years considered full years at the 100 percent target level. (For example, if a Change of Control occurs during the second year of participation, two thirds of the Awards will vest at 100 percent.) The vested Awards shall be settled as provided in the Agreement.

9. Effective Date. This Program shall be effective as of February 13, 2004 and the Grant Date shall be February 13, 2004.

Reliant Energy, Inc.

By:
Karen D. Taylor
Senior Vice President

EXHIBIT A

RELIANT ENERGY, INC.

2002 LONG-TERM INCENTIVE PLAN

AGREEMENT

KEY EMPLOYEE AWARD PROGRAM 2004-2006

Pursuant to this Award Agreement, as of February 13, 2004 (“Grant Date”), Reliant Energy, Inc. (the “Company”) hereby grants to                      (the “Participant”), an employee of the Company,                      Key Employee Awards (“Target Units”) consisting of Restricted Stock, Options and Cash Performance Units (all as defined herein) (such Options and Restricted Stock being subject to adjustment as provided in Section 15 of the Reliant Energy, Inc. (formerly Reliant Resources, Inc.) 2002 Long-Term Incentive Plan (the “Plan”)) conditioned upon the Company’s achievement of the Performance Goals over the course of the 2004-2006 Performance Cycle and subject to the following terms and conditions:

1. Relationship to the Plan; Definitions. This grant of Target Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are in effect on the Grant Date. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant herein also include the heirs or other legal representatives of the Participant. For purposes of this Award Agreement:

“2004-2006 Performance Cycle” means the period from January 1, 2004 to December 31, 2006.

“Achievement Percentage” means the percentage of achievement determined by the Committee in accordance with Section 3 that reflects the extent to which the Company achieved the Performance Goals during the performance cycle applicable to this Award Agreement.

“Cash Performance Unit” means a Cash Award with each unit equal to the fair market value of one share of Common Stock on the Vesting Date.

“Disability” means a physical or mental impairment of sufficient severity such that the Participant is both eligible for and in receipt of benefits under the Company’s long-term disability plans.

“Employment” means employment with the Company or any of its Subsidiaries.

“Options” means Nonqualified Stock Options at a strike price of $8.135 per share.

“Option Period” means the period commencing on the Grant Date and ending on the date on which the Option expires pursuant to Section 5(a).

“Performance Goals” means the standards established by the Committee to determine whether and to what extent the Participant’s right to Target Units shall vest, which are attached hereto and made a part hereof for all purposes.

“Restricted Stock” means a Stock Award with restrictions and subject to a vesting and performance condition as described in this Agreement.

“Retirement” means termination of Employment on or after attainment of age 55 and with at least five years of service with the Company, any of its subsidiaries or CenterPoint Energy, Inc.

“Target Units” means the initial grant to the Participant pursuant to this Award Agreement, with such number of Target Units to be awarded to the Participant at the close of the 2004-2006 Performance Cycle if the Company attains an Achievement Percentage of 100%. Each Target Unit shall consist of 68,000 Options, 16,000 shares of Restricted Stock and 16,000 Cash Performance Units.

“Vested Units” means the shares of Restricted Stock, the Options and the Cash Performance Units awarded to Participant following Participant’s satisfaction of the vesting provisions of Section 4 and, if applicable, the determination by the Committee of the extent to which the Company has achieved the Performance Goals for the 2004-2006 Performance Cycle pursuant to Section 3.

“Vesting Date” means the date the Committee meets to determine whether the Performance Goals have been met, as described in Section 3.

2. Establishment of Key Employee Award Account. The grant of Target Units pursuant to this Award Agreement shall be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual in favor of the Participant of the unfunded and unsecured right to receive Options, Restricted Stock and Cash Performance Units comprising the Target Units, which right shall be subject to the terms, conditions and restrictions set forth in the Plan and to the further terms, conditions and restrictions set forth in this Award Agreement.

3. Award Opportunity. The Performance Goals established for the 2004-2006 Performance Cycle are attached hereto as Exhibit I and made a part hereof for all purposes. Except as otherwise provided in Sections 4 and 6, the number of Vested Units awarded to Participant shall be the product of the number of Target Units and the Achievement Percentage.

As soon as practicable after the close of the 2004-2006 Performance Cycle, the Committee shall determine the extent to which the Company has achieved the Performance Goals. If the Company has performed at or above the threshold level of achievement, the Achievement Percentage shall be between 60% and 140%, with a target level of achievement resulting in an Achievement Percentage of 100%. If the Company has performed below the threshold level of achievement, the Achievement Percentage shall be 0%. Notwithstanding anything in the foregoing to the contrary, the Committee shall have the authority in its sole discretion to adjust the Achievement Percentage if it determines that it would be in the Company’s best interests to do so. Upon completing its determination of the level at which the Performance Goals have been achieved, the Committee shall notify the Participant of the number of Vested Units, if any, that will be issued to the Participant pursuant to Section 4.

4. Vesting of Units. Unless earlier forfeited, Participant’s right to receive Target Units shall vest upon the Committee’s determination of the level at which the Performance Goals established for the 2004-2006 Performance Cycle have been achieved.

If Participant’s Employment is terminated prior to the close of the 2004-2006 Performance Cycle, the Target Units shall be forfeited.

5. Expiration of Options.

(a) Expiration of Option Period. The Option Period for vested Options shall expire ten years after the Grant Date.

(b) Termination of Employment Due to Death or Disability. Upon termination of Employment of the Participant due to death or Disability, the vested Options shall expire upon the earlier of one year following the date of termination of Employment or expiration of the Option Period.

(c) Termination of Employment Due to Retirement. Upon termination of Employment of the Participant because of Retirement, the vested Options shall expire upon the earlier of three years following the date of termination of Employment or expiration of the Option Period.

(d) Termination of Employment by the Company or Due to Resignation. Upon termination of Employment of the Participant by the Company or any of its Subsidiaries for any reason or due to voluntary resignation by the Participant, the vested Options shall expire upon the earlier of 90 days following the date of termination of Employment or the expiration of the Option Period.

(e) Death Following Termination of Employment. Notwithstanding anything herein to the contrary, in the event the Participant dies following termination of Employment but prior to the expiration of the vested Options pursuant to this Section 5, the portion of the vested Options exercisable upon the Participant’s death shall expire one year following the date of the Participant’s death or, if earlier, upon the expiration of the Option Period.

6. Change of Control. Notwithstanding anything herein to the contrary, upon or immediately prior to the occurrence of any Change of Control of the Company prior to the end of the 2004-2006 Performance Cycle, Participant’s right to receive Target Units, unless previously forfeited pursuant to Section 4, shall vest immediately pro rata with partial years considered full years at the 100 percent target Achievement Percentage. (For example, if a Change of Control occurs during the second year of participation, two-thirds of the Awards will vest at 100 percent.) Cash Performance Units shall be settled by a cash payment to Participant equal to the product of (i) the Fair Market Value per share of Common Stock on the date immediately preceding the date on which the Change of Control occurs and (ii) 100 percent of the number of Target Units, pro rata as described above. Restricted Stock and Options shall be converted at 100 percent into equivalent shares or options of the acquiring entity (if applicable and if publicly traded) or into cash at the option of the acquiring company (if applicable) if the transaction is a stock transaction, pro rata as described above. If the transaction is a cash transaction or involves a material amount of cash, and in all other Change of Control situations, the Restricted Stock and Options shall be converted at 100 percent into cash, pro rata as described above.

7. Payment of Restricted Stock. Upon the vesting of Participant’s right to receive all or a portion of the Restricted Stock pursuant to Section 4, a number of shares of Common Stock equal to the number of vested shares shall be registered in the name of the Participant and certificates representing such Common Stock shall be delivered to the Participant as soon as practical after the date upon which the Participant’s right to such shares vested according to the provisions of Section 4. The Company shall have the right to withhold applicable taxes from any such payment of Restricted Stock or from other compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 12 of the Plan.

8. Payment of Cash Performance Units. Upon vesting of a Participant’s right to receive Cash Performance Units pursuant to Section 4, the Cash Performance Units shall be settled by a cash payment to the Participant. The Company shall have the right to withhold applicable taxes from any such payment or from other compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 12 of the Plan.

9. Exercise of Option. Subject to the limitations set forth herein and in the Plan, vested Options may be exercised pursuant to the procedures set forth by the Committee. Unless otherwise permitted by the Committee, upon exercise the Participant shall provide to the Company or its designated representative, cash, check or money order payable to the Company equal to the full amount of the purchase price for any shares of Common Stock being acquired. The Company shall have the right to withhold applicable taxes from compensation otherwise payable to the Participant at the time of exercise pursuant to Section 12 of the Plan.

10. Notices. For purposes of this Award Agreement, notices to the Company shall be deemed to have been duly given upon receipt of written notice by the corporate secretary of the Company at 1000 Main Street, Houston, Texas 77002, or to such other address as the Company may furnish to the Participant.

Notices to the Participant shall be deemed effectively delivered or given upon personal, electronic, or postal delivery of written notice to the Participant, the place of Employment of the Participant, the address on record for the Participant at the human resources department of the Company, or such other address as the Participant hereafter designates by written notice to the Company.

11. Shareholder Rights. The Participant shall have no rights of a shareholder with respect to the Restricted Stock, unless and until the Participant is registered as the holder of shares of Common Stock representing the Vested Units on the records of the Company as provided in Section 7.

12. Successors and Assigns. This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns except as expressly prohibited herein and in the Plan. Notwithstanding anything herein or in the Plan to the contrary, the Target Units are transferable by the Participant to Immediate Family Members, Immediate Family Members Trusts, and Immediate Family Member Partnerships pursuant to Section 14 of the Plan.

13. No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Company or any Subsidiary thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

14. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company.

RELIANT ENERGY, INC.

By:
Karen D. Taylor
Senior Vice President

PARTICIPANT

By:

EXHIBIT I

Quantitative Performance Assessment

12/31/06 Debt/Adjusted EBITDA

Qualitative Assessment • Delivering superior customer value • Building a great company to work for	Outstanding	3.5	3.0	2.5	Committee discretion based on Qualitative Assessment
		100%	120%	140%
	Good	80%	100%	120%
	Fair	60%	80%	100%

Committee discretion based on market conditions

The quantitative goal measures the Company’s debt to adjusted EBITDA (reported EBIT for the year plus depreciation and amortization) ratio with performance goals of 3.5, 3.0 and 2.5. This calculation, and/or the elements thereof, shall be calculated in a manner consistent with the Company’s external earnings presentations. As such, debt will reflect the addition of off-balance sheet debt and be reduced to reflect cash balances and cash collateral postings. Adjusted EBITDA will exclude items treated as “special items” for purposes of the Company’s earnings presentation; provided, however, that any such “special items” shall be reviewed and discussed with the Audit Committee of the Board. Adjusted EBITDA will include the add-back of lease expense, net factoring expense, and/or other expenses associated with any off-balance sheet debt. Debt and adjusted EBITDA will not include the effect of any equity investments. The Committee shall also consider a qualitative assessment of market conditions as well as an assessment of the “Achieve Financial Flexibility” metrics in determining the degree to which the quantitative measure is met. The qualitative test measures the performance of the Company in delivering superior customer value and building a great company to work for. In measuring performance, the Committee may consider any data that the Committee deems relevant to the determination of overall performance of the Company including, but not limited to, the “Deliver Superior Customer Value” and “Build a Great Company to Work For” metrics. Payout, if any, can range from 60 percent to 140 percent. Notwithstanding anything in the forgoing to the contrary, the Committee shall have the authority in its sole discretion to adjust payout percentages if it determines that it would be in the Company’s best interests to do so.